Exhibit 99.1
FOR IMMEDIATE RELEASE

APPLETON ANNOUNCES PRIVATE EXCHANGE OFFERS
AND CONSENT SOLICITATIONS FOR ITS SENIOR AND SUBORDINATED NOTES

(Appleton, WIS., August 18, 2009) Appleton Papers Inc. announced today that it is commencing private offers to exchange its outstanding 8.125% Senior Notes due 2011 and 9.75% Senior Subordinated Notes due 2014 (collectively, the “old notes”) for new 11.25% Second Lien Notes due 2015 (the “new notes”).  In conjunction with each exchange offer, Appleton is also soliciting consents to amend each of the indentures governing the old notes to eliminate certain provisions, including substantially all restrictive covenants, to eliminate certain events of default and to eliminate or modify related provisions.  Holders tendering old notes for exchange will be deemed to consent to the proposed amendments, and holders may not deliver consents in the consent solicitations without tendering their old notes.

The exchange offers and consent solicitations will expire at 12:00 midnight, New York City time, on September 15, 2009, unless extended.  Eligible holders that validly tender their old notes and validly consent to the proposed amendments at or prior to the consent date for the offers, which will be 5:00 p.m., New York City time, on August 31, 2009, unless extended, will receive additional new notes as a consent payment, as described below.  Tendered old notes may be withdrawn and the related consent may be revoked prior to the consent date, but not thereafter, except under certain limited circumstances.

Appleton has entered into agreements with holders (or investment managers for those holders) of approximately 66.0% of Appleton’s senior notes and approximately 67.3% of Appleton’s subordinated notes pursuant to which those holders or investment managers have agreed to tender their old notes in the offers.

Holders tendering Appleton’s senior notes will receive $1,000 principal amount of new notes for each $1,000 principal amount of their senior notes that are accepted for exchange, plus an additional $10 principal amount of new notes if their senior notes are tendered at or prior to the consent date.

Holders tendering Appleton’s subordinated notes will receive $600 principal amount of new notes for each $1,000 principal amount of their subordinated notes that are accepted for exchange, plus an additional $25 principal amount of new notes if their subordinated notes are tendered at or prior to the consent date.

The exchange offers and consent solicitations are subject to certain conditions, including the receipt of consent from the lenders under Appleton’s senior secured credit facility to the exchange offers and to the granting of liens to secure Appleton’s obligations under the new notes, and minimum tender conditions of 80% for the senior notes and 70% for the subordinated notes. Appleton has the right to waive these conditions (including the minimum tender condition) or to terminate or withdraw the exchange offers and consent solicitations at any time and for any reason prior to the fulfillment or waiver of the conditions to the offers.

The new notes will be senior obligations of Appleton, secured by a second-priority security interest in the assets currently securing Appleton’s senior secured credit facilities (subject to certain exceptions), and will be guaranteed by Paperweight Development Corp. and certain of its direct and indirect subsidiaries that guarantee Appleton’s obligations under its senior secured credit facilities.  The new notes have not been and will not be registered under the Securities Act or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

The exchange offers and consent solicitations are being made only to qualified institutional buyers and accredited investors inside the United States and to certain non-U.S. investors located outside the United States that have completed and returned a related letter of representations.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security.  This announcement is also not a solicitation of consents to the proposed amendments to the respective indentures.  No recommendation is made as to whether the holders of old notes should tender their notes for exchange in the exchange offers.

Media Contact: Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements regarding the potential terms of the exchange offers, amendments and new notes described, are forward-looking statements. The potential transactions described in this press release may not occur on the terms described, or at all. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside Appleton’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 3, 2009, as well as in the Quarterly Report on Form 10-Q for the current quarter ended July 5, 2009. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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